                                                                    Exhibit 99.2


                    FINANCIAL STATEMENTS OF PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

INDEX TO FINANCIAL STATEMENTS

                                                                       PAGE
                                                                       ----

Report of Independent Registered Public Accounting Firm............     2

Balance Sheets.....................................................     3

Statements of Operations...........................................     4

Statements of Changes in Division Equity...........................     5

Statements of Cash Flows...........................................     6

Notes to Financial Statements......................................     7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Lightbridge, Inc.
Burlington, Massachusetts

InfoSpace, Inc.
Bellevue, Washington

     We have audited the accompanying balance sheets of Payment Solutions (a division of InfoSpace, Inc.) (the "Company") as of December 31, 2003 and 2002, and the related statements of income, changes in division equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Payment Solutions (a division of InfoSpace, Inc.) as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 in the financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

     As discussed in Note 1, the accompanying financial statements have been prepared from the separate records maintained by the Payment Solutions division and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity. Portions of certain expenses and assets represent allocations made from InfoSpace, Inc. applicable to InfoSpace, Inc. as a whole.

/s/ Deloitte & Touche LLP

June 14, 2004
Seattle, Washington

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                                 BALANCE SHEETS

                                                                        DECEMBER 31,
                                                                   ---------------------
                                                                    2003          2002
                                                                   -------       -------
                                                                       (IN THOUSANDS)
                                              ASSETS
Current assets:
      Cash and cash equivalents ............................       $ 5,187       $16,009
      Short-term investments, available-for-sale ...........            --         1,073
      Accounts receivable, net of allowance of $665 and $316         1,959         1,391
      Prepaid expenses and other current assets ............           209           137
       Deferred tax asset, current
                                                                       621           550
                                                                   -------       -------
            Total current assets ...........................         7,976        19,160
Long-term investments
                                                                        --           650
Property and equipment, net ................................         2,135         2,190
Goodwill ...................................................        48,796        48,796
Non-current deferred taxes, net ............................            63            --
Other long-term assets .....................................            81            81
                                                                   -------       -------
Total assets ...............................................       $59,051       $70,877
                                                                   =======       =======

                                LIABILITIES AND DIVISION EQUITY
Current liabilities:
      Accounts payable .....................................       $   225       $    65
      Funds due to merchants ...............................         5,011         2,516
      Accrued expenses and other current liabilities .......         1,390         1,838
      Deferred revenue .....................................         1,897         1,137
                                                                   -------       -------
            Total current liabilities ......................         8,523         5,556
      Non-current deferred tax liability
                                                                        --           763
                                                                   -------       -------
Commitment and contingencies (Note 7)
Total liabilities ..........................................         8,523         6,319

Division equity ............................................        50,528        64,558
                                                                   -------       -------
Total liabilities and division equity ......................       $59,051       $70,877
                                                                   =======       =======


                       See notes to financial statements.

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)
                            STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                          2003            2002            2001
                                                        --------        --------        --------
                                                                    (IN THOUSANDS)

Revenues ........................................       $ 27,825        $ 21,170        $ 15,356

Operating expenses:
      Cost of revenues ..........................          4,841           3,727           1,759
      Product development .......................          3,024           3,102           1,358
      Sales and marketing .......................         11,020           9,505           6,346
      General and administrative ................          4,070           4,327           4,135
      Amortization of goodwill ..................             --              --          28,788
      Amortization of other intangible assets ...             --           4,021           8,149
      Litigation settlement .....................          1,500              --              --
                                                        --------        --------        --------
            Total operating expenses ............         24,455          24,682          50,535
                                                        --------        --------        --------
Income (loss) from operations ...................          3,370          (3,512)        (35,179)
Other income, net ...............................            122             344             460
                                                        --------        --------        --------
Income (loss) before income tax (expense) benefit          3,492          (3,168)        (34,719)
Income tax (expense) benefit ....................         (1,310)          1,175           2,184
                                                        --------        --------        --------
Net income (loss) ...............................       $  2,182        $ (1,993)       $(32,535)
                                                        ========        ========        ========


                       See notes to financial statements.

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                    STATEMENTS OF CHANGES IN DIVISION EQUITY
                                 (IN THOUSANDS)

                                                               DIVISION
                                                                EQUITY
                                                               --------
Balance, January 1, 2001 ..................................    $ 91,018
      Unearned compensation--restricted stock .............        (596)
      Contributions .......................................       3,089
      Net loss ............................................     (32,535)
                                                               --------
Balance, December 31, 2001 ................................      60,976
      Compensation expense--restricted stock ..............         557
      Contributions .......................................       5,018
      Net loss ............................................      (1,993)
                                                               --------
Balance, December 31, 2002 ................................      64,558
      Compensation expense--restricted stock ..............          39
      Distributions .......................................     (16,251)
      Net income ..........................................       2,182
                                                               --------
Balance, December 31, 2003 ................................    $ 50,528
                                                               ========

                       See notes to financial statements.

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                            STATEMENTS OF CASH FLOWS

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                --------------------------------------
                                                                                  2003          2002           2001
                                                                                --------       --------       --------
                                                                                            (IN THOUSANDS)
Operating Activities:
   Net income (loss) .....................................................      $  2,182       $ (1,993)      $(32,535)
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and amortization ......................................         1,327          4,997         37,548
      Bad debt expense ...................................................           353            104            684
      Stock compensation expense .........................................            39            557             --
      Loss on disposal of assets .........................................           120             38             18
      Cash provided (used) by changes in operating assets and liabilities:
         Accounts receivable .............................................          (921)          (516)          (929)
         Prepaid expenses and other current assets .......................           (72)           (56)            (9)
         Deferred tax asset, current .....................................           (71)          (424)           (58)
         Non-current deferred tax asset ..................................           (63)            --             --
         Other long-term assets ..........................................            --             --             (6)
         Accounts payable ................................................           160            (19)            14
         Funds due to merchants ..........................................         2,495            851            846
         Accrued expenses and other current liabilities ..................          (448)           658            (63)

         Deferred revenue ................................................           760            126             29
         Deferred tax liability ..........................................          (763)        (2,241)        (3,739)
                                                                                --------       --------       --------
           Net cash provided by operating activities .....................         5,098          2,082          1,800
Investing Activities:
      Purchase of property and equipment .................................        (1,392)          (601)        (2,378)
        Short-term investments, net ......................................            --          7,834         (8,907)
      Long-term investments, net .........................................            --             --           (650)
                                                                                --------       --------       --------
           Net cash provided (used) by investing activities ..............        (1,392)         6,583        (11,285)
Financing Activities:
      Intercompany net (distribution) contribution .......................       (14,528)         5,018          3,089
                                                                                --------       --------       --------

Net increase (decrease) in cash and cash equivalents .....................       (10,822)        13,683         (6,396)
Cash and cash equivalents, beginning of period ...........................        16,009          2,326          8,722
                                                                                --------       --------       --------
Cash and cash equivalents, end of period .................................      $  5,187       $ 16,009       $  2,326
                                                                                ========       ========       ========

Supplemental disclosure of Non-cash Financing and Investing Activities:
      Transfer of investments to InfoSpace, Inc. .........................      $  1,723             --             --


                       See notes to financial statements.

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                          NOTES TO FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

NOTE 1: DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the business:

     Payment Solutions (or the "Company"), a division of InfoSpace, Inc. ("InfoSpace"), offers products and services, marketed under the Authorize.Net brand, focused primarily in the e-commerce and mail order/telephone order segment of the U.S. credit card transaction processing market. The Authorize.Net payment gateway provides credit card and electronic check solutions to e-commerce, phone and mail order companies that process orders for goods and services over the Internet. The Company connects small and medium-sized businesses to large credit card processors and banking organizations, thereby enabling those businesses to accept electronic payments. The Authorize.Net service provides transmission of transaction data over the Internet and manages submission of this payment information to the credit card processors.

     In October 2003, InfoSpace began exploring strategic alternatives for its Payment Solutions division, and on March 1, 2004, announced that it had entered into a definitive agreement to sell its Payment Solutions division to Lightbridge, Inc. ("Lightbridge"), for $82 million in cash. The transaction was completed on March 31, 2004. The transaction is discussed further in Note 8.

Basis of presentation:

     As a division of InfoSpace, Payment Solution's financial statements have been prepared from the historical records of InfoSpace. The Payment Solutions financial statements include the accounts of Authorize.Net Corporation and its wholly owned subsidiary, eCheck LLC. Intercompany balances and transactions between the Company and Authorize.Net Corporation and eCheck LLC have been eliminated. The financial statements also include allocations of certain expenses and assets related to the Company that were previously recorded in the accounts of InfoSpace. The allocations are necessary to report the Company's financial position, results of operations and cash flows as if the Company had operated on a stand-alone basis for all periods presented, consistent with the terms of the net assets described in the definitive agreement with Lightbridge. The allocation methodologies are described in Note 3. The Company's management believes the allocations are reasonable. However, the financial position, results of operations and cash flows of the Company may differ from those that may have been achieved had the Company operated as a separate entity independent of InfoSpace.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are used to record allowances for uncollectible amounts, depreciation, impairments of property and equipment, intangible asset lives, income taxes, contingencies and litigation-related liabilities. Changes in these estimates and assumptions may have a material impact on the financial statements.

Cash and cash equivalents:

     The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market value. Included in cash and cash equivalents at December 31, 2003 and 2002 is approximately $5.0 million and $2.5 million, respectively, of cash collected on behalf of merchants utilizing the Company's electronic check ("eCheck") Automated Clearing House services and Integrated Payment Solution application services, in anticipation of funding these obligations under contractual terms. The obligations are included in funds due to merchants on the Company's balance sheets.

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

Short-term and long-term investments:

     The Company principally invests its available cash in investment-grade debt instruments of corporate issuers and in debt instruments of the U.S. Government and its agencies. All debt instruments with original maturities greater than three months up to one year from the balance sheet date are considered short-term investments. Investments maturing after twelve months from the balance sheet date are considered long-term. The Company accounts for investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. As of December 31, 2003 and 2002, the Company's short-term and long-term investments are classified as available-for-sale and are reported at their fair market value, with realized gains and losses recorded in other income.

Property and equipment:

     Property and equipment are stated at cost. Depreciation is computed under the straight-line method over the following estimated useful lives:

     Computer equipment and software ..  3 years
     Data center servers ..............  3 years
     Internally developed software ....  2 years - 5 years
     Office equipment and furniture....  7 years
     Leasehold improvements ...........  Shorter of lease term or economic life

     The Company periodically evaluates the estimated service lives used to depreciate its property and equipment. This evaluation may result in changes in estimated lives. The costs of normal maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized at cost. The cost and accumulated depreciation of property and equipment disposed of are removed from the accounts with any related gain or loss reflected in the statements of operations.

     The Company has capitalized certain internal use software development costs in accordance with Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs capitalized primarily consist of employee salaries and benefits allocated on a project basis. The Company capitalized approximately $201,600, $486,000 and $149,500 of internal-use software costs during the years ended December 31, 2003, 2002 and 2001, respectively.

Valuation of goodwill and intangible assets:

     The Company adopted SFAS No. 142, Goodwill and Intangible Assets, on January 1, 2002 and performed an impairment test of goodwill and indefinite-lived intangible assets as of that date. The Company determined that there was no impairment of goodwill upon adoption of SFAS No. 142 on January 1, 2002. In accordance with the provisions of SFAS No. 142, the Company also evaluates goodwill and other intangible assets at least annually to determine whether there has been any impairment of the value of these assets and evaluates impairment whenever events or changes in circumstances indicate that the carrying amount of the Company's assets might not be recoverable. The Company's other intangible assets consisted of core technology which was assigned an estimated useful life of three years, and was completely amortized as of December 31, 2001. The Company also adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002. Prior to the adoption of SFAS No. 142 and SFAS No. 144, management evaluated goodwill and intangible assets for impairment under the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 was superseded by SFAS No. 144 and required that, when assets were being tested for recoverability and those assets were acquired in a business combination accounted for using the purchase method, the goodwill that arose in that transaction was to be included as part of the asset grouping in determining recoverability. InfoSpace and the Company conducted its annual impairment analysis for goodwill as of December 31, 2003 and 2002 and determined that the carrying value of its goodwill was not impaired.

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

Stock-based compensation:

     The Company, as a division of InfoSpace, has historically not sponsored separate employee benefit plans, including stock-based compensation plans. Officers and employees of the Company participate in and have been granted stock options to acquire shares of InfoSpace's common stock and restricted stock under plans approved by InfoSpace's stockholders and board of directors. The stock-based compensation plans the Company participates in are more fully described in Note 6. The Company accounts for the effects of participating in those stock-based compensation plans under the intrinsic value method, which follows the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with APB Opinion No. 25, the intrinsic value method of accounting results in stock compensation expense to the extent option exercise prices are set below market prices on the date of grant. InfoSpace and the Company do not grant stock options to employees of the Company with exercise prices that are less than the market price of the stock.

     Restricted stock is measured at the fair value on the date of grant based on the number of shares granted and the quoted price of InfoSpace's common stock. Such value is recognized as an expense and amortized using the accelerated amortization method prescribed in FIN 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. For the years ended December 31, 2003 and 2002, the Company recognized $39,000 and $557,000, respectively, in compensation expense related to the restricted stock grants.

     To estimate compensation expense which would be recognized under SFAS No. 123, Accounting for Stock-based Compensation, the Company uses the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted: risk-free interest rate of 2.46% to 3.24% for the 2003 grants, 1.89% to 3.47% for the 2002 grants, and 3.07% to 4.38% for the 2001 grants, expected dividend yield of 0% for all periods; and volatility of 66% to 105% for 2003 grants , 111% to 123% for 2002 grants, and 136% for the 2001 grants; and an expected life of three to five years.


     Had compensation expense for the plans been determined based on the fair value of the options at the grant dates for awards under the plans consistent with SFAS No. 123, the Company's net income (loss) for the years ended December 31, 2003, 2002 and 2001 would have been as follows (amounts in thousands):

                                                                 2003          2002           2001
                                                                -------       -------       --------
Net income (loss) as reported ............................      $ 2,182       $(1,993)      $(32,535)
Stock based compensation, as reported, net of income tax .           24           764             --
Total stock based compensation determined under fair value
   based method for all awards ...........................       (2,284)       (4,841)        (9,593)
                                                                -------       -------       --------
Pro forma net loss .......................................      $   (78)      $(6,070)      $(42,128)
                                                                =======       =======       ========

Revenues:

     The Company generates revenues from its credit card processing and eCheck processing services (collectively "payment processing services"), gateway fees and set-up fees. Payment processing services revenue is based on a fee per transaction or as a percentage of the completed transaction from the Company's payment gateway services. Transaction fees are recognized in the period the transaction occurs. The Company generates revenue from gateway services, which are a monthly subscription fee charged to its merchant customers for the use of the payment gateway. Gateway fees are recognized in the period in which the service is provided. The Company generates revenue from one-time set-up fees for its payment processing services. Although these fees are generally paid to the Company at the commencement of the agreement, they are recognized ratably over the estimated average life of the merchant relationship which is determined through a series of analyses of active and deactivated merchants. In 2001 and prior to July 2002, the estimated average life was determined to be 12 months; for July 2002 and subsequent periods, the estimated average life was increased to 18 months.

Cost of revenues:

     Cost of revenues consists of expenses associated with the delivery, maintenance and support of the Company's products and services, including personnel costs, communication costs, such as high-bandwidth Internet access, server equipment depreciation, transactional processing fees, as well as customer care costs and allocations as described in Note 3.

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

Product development expenses:

     Product development expenses consist principally of personnel costs for research, development, support and on-going enhancements of the Company's products and services.

Sales and marketing expenses:

     Sales and marketing expenses consist principally of personnel costs, commissions paid to resellers for products and services, and advertising and promotion expenses. Costs for advertising are recorded as expense when the advertisement occurs. Advertising expense totaled approximately $130,000, $65,000 and $57,000, during the years ended December 31, 2003, 2002 and 2001, respectively.

General and administrative expenses:

     General and administrative expenses consist principally of personnel costs, professional service fees, occupancy and general office expenses, depreciation, general business expenses and allocations as described in Note 3.

Earnings per share:

     The Company is not a separate legal entity and has no historical capital structure. Therefore, historical earnings per share have not been presented in the financial statements.

Change in accounting principles:

     SFAS No. 142 requires that purchased goodwill and indefinite-lived intangibles no longer be amortized into results of operations, but instead be tested for impairment at least annually. The Company evaluated its indefinite-lived intangible assets, comprised primarily of assembled workforce and a trademark settlement, and determined that these assets have indefinite lives. These are classified on the Company's balance sheets as other long-term assets and are no longer amortized.

     The effect of adopting SFAS No. 142 is reflected prospectively from January 1, 2002. Supplemental comparative disclosure as if the change had been retroactively applied to the prior year periods is as follows (in thousands):

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                    ----------------------------------
                                                     2003        2002           2001
                                                    ------      -------       --------
Net income (loss):
      Reported net income (loss) .............      $2,182      $(1,993)      $(32,535)
      Goodwill amortization ..................          --           --         28,788
      Other long-term intangibles amortization          --           --            107
                                                    ------      -------       --------
            Adjusted net income (loss) .......      $2,182      $(1,993)      $ (3,640)
                                                    ======      =======       ========


Concentration of credit risk:

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term and long-term investments and trade receivables. These instruments are generally unsecured and uninsured. The Company places its cash equivalents and investments with major financial institutions. Accounts receivable are typically unsecured and are derived from revenues earned from customers operating in a wide variety of industries and geographic areas. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

Fair value of financial instruments:

     Financial instruments consist primarily of cash and cash equivalents, trade receivables, accounts payable, funds due to merchants, accrued expenses and other current liabilities and deferred revenues. The carrying amount of financial instruments approximates the fair value of such instruments due to their short maturities. Fair value of investments is determined based on quoted market prices which approximate cost.

Income taxes:

     Income taxes have been computed using the asset and liability method, under which deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred taxes are measured using provisions of currently enacted tax laws. The Company's tax provisions were calculated on a stand-alone basis as if the Company were not part of the consolidated tax return of InfoSpace. Through December 31, 2003, the Company was included in InfoSpace's consolidated tax return.

Recent accounting pronouncements:

     In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, which requires the consolidation of variable interest entities, as defined. In December 2003, the FASB issued FIN 46 (Revised), which deferred the effective date. As revised, the Company would be required to apply the provisions of FIN 46 in the first quarter of 2004 if it had interests in special purpose entities. The Company does not expect to consolidate any variable interest entities upon the adoption of FIN 46.

NOTE 3: INTERCOMPANY ALLOCATIONS

     As discussed in Note 1, the financial statements of the Company reflect certain allocations of expenses and assets. The cost of broadband and hosting services was based on a percentage of usage by the Company in relation to total costs incurred by InfoSpace. The costs of certain operations and technical facilities assigned to the Company were based on either the ratio of square footage used by the Company in relation to the total leased space or the estimated incremental cost incurred by InfoSpace to support the Company's operations. Other allocated costs and charges are based on a percentage of total corporate costs for services provided, based on factors such as number of employees, revenue, gross asset value, or the specific level of the Company's activities directly related to such costs. Computer equipment, software, furniture, leasehold improvements and office equipment purchased by InfoSpace on behalf of the Company were allocated based on specific assets identified as being utilized solely by the Company. Asset additions of approximately $1.4 million, $601,000 and $2.4 million and related depreciation of $1.3 million, $976,000 and $621,000 were allocated during the years ended December 31, 2003, 2002 and 2001, respectively. The Company's management believes the allocations to be reasonable and reflective of the Company's proportionate share of such expenses.

     Allocated expenditures of the Company were managed and maintained by InfoSpace and were paid out of cash accounts of InfoSpace on behalf of the Company. These amounts are recorded as capital contributions in division equity.

     The following summarizes the costs allocated to the Company for the years ended December 31 (in thousands):

                                      2003        2002        2001
                                     ------      ------      ----
     Cost of revenues .........      $   96      $  395      $ --
     General and administrative         932       1,141       691
                                     ------      ------      ----
                                     $1,028      $1,536      $691
                                     ======      ======      ====

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


NOTE 4: BALANCE SHEET COMPONENTS

     Short-term and long-term investments classified as available-for-sale at December 31, 2002 consist of the following, stated at fair market value (in thousands):

                                      DECEMBER 31
                                          2002
                                      -----------
     Corporate notes and bonds ...      $1,140
     U.S. Government securities ..         480
     Taxable municipal bonds .....         103
                                        ------
                                        $1,723
                                        ======

     At December 31, 2002, as costs approximate fair vales for all securities held, the gross unrealized gains and losses were not material to the Company's financial statements. During 2003, the Company transferred all investments to InfoSpace.

                                                                  DECEMBER 31,
                                                             ----------------------
                                                               2003          2002
                                                             -------       -------
                                                               (IN THOUSANDS)
     Property and equipment:
           Computer equipment and data center .........      $ 2,834       $ 1,747
           Purchased software .........................          286           103
           Internally developed software ..............          620           635
           Office equipment and furniture .............        1,118         1,094
           Leasehold improvements and other ...........          178           178
                                                             -------       -------
                                                               5,036         3,757
           Accumulated depreciation ...................       (2,901)       (1,567)
                                                             -------       -------
                                                             $ 2,135       $ 2,190
                                                             =======       =======

     Accrued expenses and other current liabilities:
           Salaries and related expenses ..............      $   289       $   201
           Accrued reseller commissions ...............          908           894
           Other ......................................          193           743
                                                             -------       -------
                                                             $ 1,390       $ 1,838
                                                             =======       =======

NOTE 5: INCOME TAXES

     The provision for income taxes consists of the following components for the years ended December 31 (in thousands):

                       2003        2002         2001
                     -------      -------      -------
Current
     Federal         $ 1,912      $ 1,290      $ 1,403
     State               295          200          210
Deferred
     Federal            (777)      (2,308)      (3,294)
     State              (120)        (357)        (503)
                     -------      -------      -------
                     $ 1,310      $(1,175)     $(2,184)
                     =======      =======      =======

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income (loss) before taxes as follows for the years ended December 31 (in thousands):

                                                         2003         2002            2001
                                                        ------       -------        --------
Income tax expense (benefit) at federal statutory
  rate of 34 %                                          $1,187       $(1,077)       $(11,805)
State income tax expense (benefit)                         116          (104)           (193)
Non-deductible goodwill                                     --            --           9,788
Other                                                        7             6              26
                                                        ------       -------        --------
Net tax expense (benefit)                               $1,310       $(1,175)       $ (2,184)
                                                        ======       =======        ========

     The tax effect of temporary differences that give rise to the Company's deferred tax assets and liabilities are as follows as of December 31 (in thousands):

                                                 2003            2002
                                                -------        -------
Deferred tax assets:
     Current
          Accrued expenses                      $   466        $   427
          Allowance for doubtful accounts           155            123
                                                -------        -------
     Total current                                  621            550
                                                -------        -------

     Non-current
        Depreciation                                655            305
        Restricted stock                            133            185
           Other                                     --             10
                                                -------        -------
     Total non-current                              788            500
                                                -------        -------
Total gross deferred tax assets                   1,409          1,050
                                                -------        -------

Deferred tax liabilities:
     Non-current:
        Internally developed software              (327)          (248)
        Identifiable intangibles                   (367)        (1,015)
            Other                                   (31)            --
                                                -------        -------
Total gross deferred tax liabilities               (725)        (1,263)
                                                -------        -------

Net deferred tax asset balance                  $   684        $  (213)
                                                =======        =======


NOTE 6: EMPLOYEE BENEFIT PLANS

     The Company, as a division of InfoSpace, has historically not sponsored separate employee stock compensation and savings plans. Accordingly, compensation and savings plans presented herein represent those of InfoSpace's plans approved by InfoSpace's stockholders and board of directors.

1998 Employee Stock Purchase Plan:

     InfoSpace adopted the 1998 Employee Stock Purchase Plan (the "ESPP") in August 1998. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and permits eligible employees of InfoSpace and its subsidiaries to purchase common stock through payroll deductions of up to 15% of their compensation. Under the ESPP, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of InfoSpace or one of its subsidiary's common stock may not participate in the ESPP. The ESPP was implemented with six-month offering periods that begin on each February 1 and August 1. The price of InfoSpace's common stock purchased under the ESPP is the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

market value on the last day of an offering period. The ESPP does not have a fixed expiration date, but may be terminated by InfoSpace's Board of Directors at any time. There were 13,164 shares issued for the ESPP periods that ended in 2003, 6,747 shares issued for the ESPP periods that ended in 2002 and 1,079 shares issued for ESPP periods that ended in 2001.

401 (K) Savings Plan:

     Employees of the Company participate in InfoSpace's 401(k) savings plan covering its U.S. based employees. Eligible employees may contribute through payroll deductions. The Company may match the employees' 401(k) contributions at the discretion of InfoSpace's Board of Directors. During 2003, InfoSpace's Board of Directors elected to match a portion of the 401(k) contributions made by employees. The amount contributed by the Company is equal to a maximum of 50% of employee contributions up to a maximum of 3% of an employee's salary. During 2003, the Company contributed approximately $71,000 to match employee 401(k) contributions. Prior to 2003, the Company did not match employee contributions to the 401(k) savings plan.

Stock Option Plans:

     InfoSpace has various stock incentive plans which provide employees (including officers and directors who are employees) of InfoSpace and its subsidiaries an opportunity to purchase shares of InfoSpace stock pursuant to options which may qualify as incentive stock options under Section 422 of the Code, and employees, officers, directors, independent contractors and consultants of Infospace and its subsidiaries an opportunity to purchase shares of InfoSpace stock pursuant to options which are not described in Section 422 of the Code (nonqualified stock options). The plans also provide for the sale or bonus of stock to eligible individuals in connection with the performance of service for the Company. Finally, the plans authorize the grant of stock appreciation rights, either separately or in tandem with stock options, which entitle holders to cash compensation measured by appreciation in the value of the stock. The stock incentive plans are administered by InfoSpace's Compensation Committee, which is composed of non-employee directors. Historically, employees of the Company have received options to purchase shares of InfoSpace's stock, which generally vest over a four year period from the date of grant. In connection with the acquisition of the Payment Solutions division by Lightbridge on March 31, 2004, such employees will cease to be employees of InfoSpace and, therefore, will be required to exercise any vested options within 90 days of the acquisition date and the remaining unvested options will be canceled.

     Activity and pricing information regarding all options and restricted stock are summarized as follows:

                                                                WEIGHTED
                                                 OPTION/         AVERAGE
                                              RESTRICTED        EXERCISE
                                                STOCK            PRICE
                                              ----------       ----------
Outstanding, December 31, 2000 ..........       270,407        $   319.65
      Granted ...........................       371,631             32.51
      Cancelled .........................      (197,157)           226.06
      Exercised .........................        (5,828)            12.44
                                               --------
Outstanding, December 31, 2001 ..........       439,053            122.70
      Granted ...........................       144,818              6.72
      Cancelled .........................      (148,467)           259.91
      Exercised .........................       (21,812)             0.46
                                               --------
Outstanding December 31, 2002 ...........       413,592             39.28
      Granted ...........................       213,410             17.09
      Cancelled .........................       (42,679)            33.68
      Exercised .........................       (23,220)             2.45
                                               --------
Outstanding December 31, 2003 ...........       561,103        $    32.79
                                               ========
Options exercisable, December 31, 2003 ..       279,846        $    49.61
                                               ========

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

     Additional information regarding options outstanding for all plans as of December 31, 2003, is as follows:

                                            OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                  --------------------------------------    -----------------------
                                                 WEIGHTED
                                                  AVERAGE       WEIGHTED                   WEIGHTED
                                                 REMAINING       AVERAGE                   AVERAGE
                                     NUMBER     CONTRACTUAL     EXERCISE       NUMBER      EXERCISE
      RANGE OF EXERCISE PRICES    OUTSTANDING   LIFE (YRS.)       PRICE     EXERCISABLE     PRICE
                                  -----------   -----------     --------    -----------    --------
$    2.05 -    15.20 ........       285,036       5.91          $ 10.24        63,089      $  7.17
$   16.20 -    27.30 ........        66,493       4.61            24.88         9,275        21.51
$   31.90 -    45.40 ........       190,473       7.10            36.56       190,089        36.57
$   56.56 - 1,001.25 ........        19,101       6.16           359.21        17,393       361.11
                                    -------                                   -------
Total........................       561,103                                   279,846
                                    =======                                   =======

NOTE 7: COMMITMENTS AND CONTINGENCIES

     The Company has certain non-cancelable operating leases with InfoSpace for its operating facilities as described in Note 8. The leases expire through 2006. Rent expense under operating leases totaled approximately $981,000, $953,000 and $715,000 for the years ended December 31, 2003, 2002 and 2001, respectively.


     Future minimum rental payments required as of December 31, 2003 under non-cancelable operating leases are as follows for the years ending December 31 (in thousands):

                                 2004         2005       2006      TOTAL
                                ------        ----      -----     -------
Minimum lease payments
   required ..................  $1,010        $296      $ 127     $ 1,433

Litigation:

     On August 15, 2003, Authorize.Net Corporation entered into a settlement of a case brought by a former employee of Authorize.Net, in Utah State Court. The case involved claims related to the sale by the former employee of Authorize.Net shares and asserted claims under the Utah Uniform Securities Act against Authorize.Net, as well as claims for fraud, misrepresentation, breach of contract and breach of fiduciary duty against two of Authorize.Net's former officers. Authorize.Net settled the case with respect to all parties for $1.5 million, included as a 2003 charge in the 2003 Statement of Operations.

     Two of nine founding shareholders and three other shareholders of Authorize.Net Corporation, a subsidiary acquired through the InfoSpace's merger with Go2Net, filed a lawsuit in February 2000 in Utah State Court. This action was brought to reallocate amongst the founding shareholders of Authorize.Net the consideration received in the acquisition of Authorize.Net by Go2Net. The plaintiffs are making claims under the Utah Uniform Securities Act as well as claims of fraud, negligent misrepresentation, breach of fiduciary duty, conflict of interest, breach of contract and related claims, and seek compensatory and punitive damages in the amount of $200 million, rescission of certain transactions in Authorize.Net securities, and declaratory and injunctive relief. The plaintiffs subsequently amended the claim to name Authorize.Net as a defendant with regard to the claims under the Utah Uniform Securities Act and have asserted related claims against Go2Net. The case is now captioned Patrick O'Keefe II, et al. v. David O'Heaps, et al. Authorize.Net updated and re-filed its prior motion for summary judgment seeking dismissal of all claims against it. Authorize.Net previously asserted counterclaims against the plaintiffs on which plaintiffs also have now filed for summary judgment. In connection with InfoSpace's sale of Payment Solutions, including Authorize.Net, to Lightbridge, InfoSpace has agreed to indemnify Lightbridge for liability, if any, resulting from plaintiff's claims. Authorize.Net and Go2Net believe they have meritorious defenses to these claims, but litigation is inherently uncertain and they may not prevail in this matter.

                                PAYMENT SOLUTIONS
                         (A DIVISION OF INFOSPACE, INC.)

                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

     The Company is a defendant in a complaint titled Laing v. Authorize.Net, et al., filed in Utah State Court, that alleges claims under the Utah Uniform Securities Act, common law fraud, and breach of the covenant of good faith and fair dealing, alleged breach of fiduciary duty by Heaps and Knowles, who are founders of Authorize.Net, and disgorgement by Continental Stock Transfer & Trust Co. of shares held in escrow related to the acquisition of the Company. Plaintiff, a software developer, alleges that the Company wrongfully paid him cash of $15,500 in lieu of 11,587 shares of stock in return for his software development services.

     The complaint, filed in Utah State Court under the caption Laing v. Authorize.Net, et al., Civil Number 990403719, alleges various claims sounding in breach of contract and fraud. Laing seeks compensatory damages of approximately $2 million plus trebled or punitive damages, attorneys' fees and interest. In connection with InfoSpace's sale of Payment Solutions, including Authorize.Net, to Lightbridge, Inc., InfoSpace has agreed to indemnify Lightbridge for liability, if any, resulting from plaintiff's claims. The Company believes that Authorize.Net has meritorious defenses to these claims, but litigation is inherently uncertain and it may not prevail in this matter.

     A patent litigation filed in United States District Court for the District of Arizona under the caption NetMoneyIN, Inc. v. Verisign, Inc., et al., No. 01-441TUC RCC, alleges that InfoSpace is infringing United States Letters Patent 5,822,737, United States Letters Patent 5,963,917 and United States Letters Patent 6,381,584 and seeks injunctive relief and monetary damages. The alleged infringement relates to the activities of Authorize.Net. InfoSpace filed an answer and counterclaim on January 23, 2003. The alleged infringement relates to the activities of Authorize.Net, and Lightbridge has assumed the defense and primary liability, if any, for this litigation. Authorize.Net believes that Authorize.Net has meritorious defenses to these claims, but litigation is inherently uncertain and they may not prevail in this matter.

     In addition, from time to time the Company is subject to various other legal proceedings that arise in the ordinary course of business that are not material to the business. Although the Company cannot predict the outcomes of the other proceedings with certainty, the Company's management does not believe that the disposition of these ordinary course matters will have a material adverse effect on the Company's financial position, results of operations or cash flows.

Contingencies:

     At December 31, 2003 and 2002, the Company held funds in the amount of $5.0 million and $2.5 million for and on behalf of merchants utilizing the Company's eCheck or Integrated Payment Solutions (IPS) services, in anticipation of funding and in some cases as a risk reserve, in accordance with contractual terms. The funds are included in cash and cash equivalents and presented as funds due to merchants on the Company's balance sheet. In addition, at December 31, 2003 and 2002, the Company had $600,000 and $1.2 million, respectively, on deposit with financial institutions. The deposits are held to cover losses resulting from the eCheck.Net service that may occur when the amount of transactions returned or charged back exceeds the balances on deposit with the financial institutions. The deposits are to cover any deficit balance created by such losses. To date, the deposit has not been used to cover any losses.

NOTE 8: SUBSEQUENT EVENT

     On March 1, 2004, InfoSpace announced that it had entered into a definitive stock sale agreement to sell the Company to Lightbridge for $82 million in cash. The purchase price is subject to adjustments based on the final determination of working capital acquired at closing as set forth in the stock sale agreement. The transaction was completed on March 31, 2004.

     As part of the transition of the operations of the Company to Lightbridge, InfoSpace and Lightbridge entered into a series of agreements providing transitional services and sublease arrangements. Lightbridge entered into a transition services agreement with InfoSpace, whereby InfoSpace will provide the Company with operational support and services, commencing on April 1, 2004, for a period of up to nine months. Charges for such services are on a cost plus basis, up to a maximum of $75,000 per month and for bandwidth hosting and telecom costs, up to $45,000 per month. Additionally, Lightbridge and InfoSpace entered into non-cancelable sublease agreements related to the Company's operating facilities. There are three non-cancelable sublease agreements, which expire September 2004, January 2005, and June 2006, requiring monthly lease payments of approximately $28,000, $44,000 and $21,000, respectively, plus any additional expenses related to utilities, storage or other maintenance expenses.